CERTIFICATE OF CHANGE
                         IN NUMBER OF AUTHORIZED SHARES
                                 OF COMMON STOCK

         We, the undersigned, Patrick J. Duncan, President and Virginia Cherry, Assistant Secretary, of Pease Oil and Gas Company, a Nevada corporation, do hereby certify as follows:

         That the Board of Directors of said corporation at a meeting duly convened and held effective as of the 17th day of November, 1998, in accordance with N.R.S. ss. 78-207, adopted resolutions to decrease the number of authorized shares of the corporation's $0.10 par value common stock from 40,000,000 shares to 4,000,000 shares and correspondingly decreasing the number of issued and outstanding shares of such class held by each common stockholder of record as of the close of business on December 1, 1998 (the "Effective Date"). The following information relates to the reduction in number of authorized shares and the reverse stock split to be effected:

                  (a) and (b) The number of authorized shares and the par value of each class and series of shares before and after the change hereby effected:
                                    Before Change      After Change
Common Stock, $0.10 Par Value         40,000,000         4,000,000
Preferred Stock, $0.01 Par Value       2,000,000         2,000,000

                  (c) The number of shares of common stock to be issued after the change in exchange for each issued share of common stock prior to the change:
                                     Before Change                After Change
Each share                                1            one-tenth of one share(1)
All outstanding shares:               16,007,048                1,600,705(1)
-----------------
                  (1)      See item (d) below.

                  (d) The provisions for the issuance of fractional shares shall be as follows:
                           Fractional  shares  which would  otherwise be held by
                  any stockholder as a result of the reverse stock split shall each be rounded up to the next highest whole number of shares and therefore no fractional shares shall be issued as a result of the reverse stock split.

                  (e)   Approval of stockholders was not required.

                  (f) The Effective Date for the change shall be the close of business on December 1, 1998.

         The reverse stock split for outstanding $0.10 par value common stock of the corporation does not affect the number nor the rights or privileges attributable to the corporation's outstanding or authorized preferred stock.

         Dated this 18th day of November, 1998.

                                               PEASE OIL AND GAS COMPANY


                                              By ______________________________
                                            Patrick J. Duncan, President


                                              By ______________________________
                                            Virginia Cherry, Assistant Secretary

STATE OF COLORADO )
                  ) ss.
COUNTY OF GRAND   )

         On November 18, 1998, personally appeared before me, a notary public, Patrick J. Duncan, President and Virginia Cherry, Assistant Secretary, respectively, of Pease Oil and Gas Company, who acknowledged that they executed the above instrument on behalf of Pease Oil and Gas Company and affirmed that the facts stated therein are true.

         My commission expires:

                                  ---------------------------------
                                  Notary Public